UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event Reported):

November 16, 2021

PORCH GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39142	83-2587663
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 1st Avenue South, Suite 300
Seattle, Washington	98134
(Address of Principal Executive Offices)	(Zip Code)

(855) 767-2400

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001	PRCH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

 Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Named Executive Officer – Annual Compensation

On November 16, 2021, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Porch Group, Inc. (the “Company”) approved changes to the annual compensation of Matthew Neagle, Chief Operating Officer for the Company, based on peer group and other market data, internal pay considerations, as well as other retention and incentive considerations. Each of the equity awards granted is pursuant to the Porch Group, Inc. 2020 Stock Incentive Plan and is described further below.

Effective October 1, 2021, Mr. Neagle’s annual base salary was increased to $400,000 (previously $360,000) and his annual target bonus was increased to 100% of base salary (from 40% of base salary). In addition, on November 16, 2021, the Compensation Committee granted 2021 annual equity awards to Mr. Neagle with an aggregate grant value of $2.0 million, consisting of (i) 37,184 performance-based restricted stock units (“Market-Condition PRSUs”) with a grant value of $0.8 million (the “Market-Condition PRSU Award”) and (ii) 61,542 time-based restricted stock units (“RSUs”) with a grant date value of $1.2 million, and such RSUs will vest ratably on a quarterly basis over a 30-month vesting period (the “Annual RSU Award”).

Named Executive Officer – Special Equity Award

As previously disclosed in the Company’s Current Report on Form 8-K, filed on September 10, 2021, the Board previously approved an equity award pool for a special equity award program for all Company employees on the payroll as of August 1, 2021, referred to as the “Together We Win Program.” The previously approved equity award pool did not include the Company’s executive officers. The Together We Win program is designed to bridge the Company’s transition from a private company compensation model to a public company compensation model and address retention and incentive objectives critical to the Company, and it is not intended to be a continuing part of the Company’s annual compensation programs. The Together We Win equity awards consist of time-based restricted stock units that vest ratably on a quarterly basis over a 36-month vesting period.

On November 16, 2021, the Compensation Committee granted a Together We Win equity award to Mr. Neagle, consisting of 112,826 RSUs with a grant value of $2.2 million (the “TWW RSU Award” and together with the Annual RSU Award, the “RSU Awards”).

Market-Condition PRSU Award

Each Market-Condition PRSU represents the right to receive, upon vesting and satisfaction of the performance conditions, one share of common stock of the Company. One-third of the Market-Condition PRSUs will be earned if, within 36 months following the grant date, the closing price of a share of the Company’s common stock is greater than or equal to $24.00, $26.00 and $28.00, respectively, over any 20 trading days within any 30-consecutive trading day period. Such performance goals were initially determined by the Compensation Committee and the Board at meetings held between July 20 and August 12, 2021, when the closing stock price of the Company’s common stock ranged between $16.90 and $19.05.  The Compensation Committee determined not to change the performance goals following such determination, during which period the Company’s common stock has had significant volatility and a closing stock price range of $15.22 to $23.76 through November 15, 2021.  Notwithstanding the foregoing, the methodology for determining the number of PRSUs based on the grant value reflected the Company’s recent stock price, and therefore fewer shares were issued compared to the number of shares that would have been issued if grant was made during such earlier period.

Each Market-Condition PRSU will vest ratably on a quarterly basis on the first day of each quarter, beginning January 1, 2022, over a 30-month vesting period, beginning October 1, 2021, provided Mr. Neagle continues to serve as an employee of the Company through the applicable vesting date.

RSU Awards

Each RSU represents the right to receive, upon vesting, one share of common stock of the Company. Each RSU will vest ratably on a quarterly basis on the first day of each quarter, beginning January 1, 2022, over the applicable vesting period, beginning October 1, 2021, provided Mr. Neagle continues to serve as an employee of the Company through the applicable vesting date.

Additional Terms of Equity Awards

The Market-Condition PRSU Award and the RSU Awards provide that Mr. Neagle is subject to non-competition and non-solicitation requirements during and for 12 months after employment, as well as recoupment, confidentiality and non-disparagement requirements.

The foregoing descriptions of the Market-Condition PRSU Award and RSU Awards do not purport to be complete and are qualified in their entirety by reference to the Form of Market-Condition Restricted Stock Unit Award Agreement and Form of Restricted Stock Unit Award Agreement, which are attached as Exhibits 10.1 and 10.2, respectively, to this report and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)       Exhibits:

Exhibit Number	Description
10.1*	Form of Performance-Based (Market-Condition) Restricted Stock Unit Award Agreement
10.2*	Form of Restricted Stock Unit Award Agreement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*   Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PORCH GROUP, INC.

By:	/s/ Matthew Cullen
Name: Matthew Cullen
Title: General Counsel, Secretary

Date: November 18, 2021